Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ocean Power Technologies, Inc.:

We consent to the use of our report dated July 14, 2017, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2017, and 2016, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended April 30, 2017 incorporated herein by reference.

Our report dated July 14, 2017 contains an explanatory paragraph that states that the Company’s cash balance, recurring losses from operations, and accumulated deficit raise substantial doubt about the Company’s ability to continue as a going concern, as discussed in Note 1(b) to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
April 25, 2018